Exhibit 99.1

Resource Extraction Payment Report

This exhibit to Form SD presents payments made by Freeport-McMoRan Inc. and its consolidated subsidiaries (FCX) to the United States (U.S.) federal government and foreign governments for the purpose of the commercial development of minerals during the fiscal year ended December 31, 2024. The information within this report, including this exhibit, has been prepared and is presented in accordance with the requirements of Section 13(q) of the Securities Exchange Act of 1934, as amended, and Rule 13q-1 and Form SD promulgated thereunder (collectively, the Rules). Because the scope and basis for preparation of this exhibit to Form SD is in accordance with the Rules, amounts reported herein may be different from disclosures in FCX's other publicly available reports, including those found within FCX’s periodic reports filed with the U.S. Securities and Exchange Commission. Any references to FCX’s website are for information only and the contents of its website or information connected thereto are not incorporated in, or otherwise to be regarded as part of, this exhibit to Form SD.

Payments
Payments, net of refunds, are disclosed on a cash basis according to the year during which the payment was made (rather than on an accrual basis). Only payments of the types defined by the Rules made by FCX during the reporting period are presented.

Currency
All payments are reported in U.S. dollars (USD), which is FCX’s reporting currency. Payments made in other currencies (Chilean peso (Peso), Indonesian rupiah (Rupiah) and Peruvian nuevo sol (PEN)) have been converted into USD by translating the payment at the exchange rate existing at the time the payment was made.

Projects
Payments are grouped into projects in the second table below, which, in accordance with the Rules, are defined as the combination of the (i) country and major political subnational jurisdiction where the commercial development of the resource is taking place, (ii) type of resource being commercially developed, and (iii) method of extraction. The resources being extracted are all minerals. Countries and political subnational jurisdictions are designated by ISO 3166 country and subdivision codes.

Exhibit 99.1 (continued)

Payments by Government[1]
For the Fiscal Year Ended December 31, 2024
			(in thousands of USD)
Country	Local Currency Paid	Government Entity	Taxes	Royalties	Fees		Community and Social Responsibility[2]		Total
Chile	Peso / USD	The General Treasury of the Republic	$28,901	$11,619	$14,244		$—		$54,764
Chile	Peso	Municipality of Calama	—	—	568		—		568
Indonesia	Rupiah / USD	Directorate General of Taxes	1,667,563	—	—		—		1,667,563
Indonesia	Rupiah / USD	Directorate General of Mineral and Coal	140,640	445,331	—		—		585,971
Indonesia	Rupiah	Directorate General of Customs and Excise	—	—	561,378	[3]	—		561,378
Indonesia	Rupiah	Regional General Treasury of Mimika Regency	100,643	—	3,121		—		103,764
Indonesia	Rupiah	Central Papua Province	—	—	—		89,476	[4]	89,476
Indonesia	Rupiah	Regional General Treasury of Central Papua Province	71,194	—	—		—		71,194
Indonesia	Rupiah	Regional General Treasury of Deyai Regency	10,043	—	—		—		10,043
Indonesia	Rupiah	Regional General Treasury of Dogiyai Regency	10,043	—	—		—		10,043
Indonesia	Rupiah	Regional General Treasury of Intan Jaya Regency	10,043	—	—		—		10,043
Indonesia	Rupiah	Regional General Treasury of Nabire Regency	10,043	—	—		—		10,043
Indonesia	Rupiah	Regional General Treasury of Paniai Regency	10,043	—	—		—		10,043
Indonesia	Rupiah	Regional General Treasury of Puncak Jaya Regency	10,043	—	—		—		10,043
Indonesia	Rupiah	Regional General Treasury of Puncak Regency	10,043	—	—		—		10,043
Indonesia	Rupiah	Directorate General of Forestry Planning and Environmental Management	—	—	1,925		—		1,925
Indonesia	USD	Directorate General of Manpower Placement Development and Expansion of Employment Opportunities	—	—	491		—		491
Peru	PEN	National Superintendence of Customs and Tax Administration	524,865	48,187	21,379				594,431
Peru	PEN	Ministry of Energy and Mines	—	—	4,150		8,763	[5]	12,913
Peru	PEN	Supervisory Agency of Investment in Energy and Mining	—	—	5,030		—		5,030
Peru	PEN	Agency of Environmental Evaluation and Auditing	—	—	2,926		—		2,926
Peru	PEN	Ministry of Transport and Communications	—	—	318		—		318
Peru	PEN	Municipality of Arequipa	265	—	—		—		265
U.S.	USD	U.S. Department of the Interior	—	7,097	12,293		—		19,390
			$2,604,372	$512,234	$627,823		$98,239		$3,842,668
Notes are included on page 3.

Exhibit 99.1 (continued)

Payments by Project[1]
For the Fiscal Year Ended December 31, 2024
		(in thousands of USD)
Project	Business Segment	Taxes	Royalties	Fees		Community and Social Responsibility[2]		Total
Chile/CL-AN/Copper/Open Pit	South America Mining: Other	$28,901	$11,619	$14,812		$—		$55,332
Indonesia/ID-PA/Copper, Gold, Silver/Underground Mining	Indonesia Operations	2,050,341	445,331	566,915	[3]	89,476	[4]	3,152,063
Peru/PE-ARE/Copper, Molybdenum/Open Pit	South America Mining: Cerro Verde	525,130	48,187	33,803		8,763	[5]	615,883
U.S./U.S.-AZ/Copper, Molybdenum/Open Pit	U.S. Copper Mines: Other	—	—	10,395		—		10,395
U.S./U.S.-CA/Oil, Natural Gas/Wells	Corporate, Other & Eliminations	—	7,097	—		—		7,097
U.S./U.S.-AZ/Copper/Open Pit	U.S. Copper Mines: Other	—	—	1,294		—		1,294
U.S./U.S.-NM/Copper/Open Pit	U.S. Copper Mines: Other	—	—	377		—		377
U.S./U.S.-NV/Copper/Open Pit	Corporate, Other & Eliminations	—	—	186		—		186
U.S./U.S.-CO/Molybdenum/Underground Mining	Molybdenum Mines	—	—	41		—		41
		$2,604,372	$512,234	$627,823		$98,239		$3,842,668
Notes:
1 - Payments are limited to those required to be disclosed by the Rules and do not reflect the full scope of FCX’s global economic contributions from the capital it invests annually or the taxes, royalties and fees paid to local, state and federal governments beyond the scope of the Rules.
2 - Payments do not include other community support and investments provided to local communities not required by contract or law in accordance with the requirements of the Rules. FCX continues to focus on supporting the long-term resilience of its host communities. To learn more about FCX’s community initiatives, see fcx.com/sustainability.
3 - Primarily reflects duties paid on copper concentrate exports in accordance with Indonesia regulations.
4 - Represents payments made by PT Freeport Indonesia for community development and empowerment projects in accordance with land rights trust fund agreements and its special mining business license.
5 - Represents payments made by Cerro Verde for local community investments while mining operations are active in accordance with its contractual agreement with the Ministry of Energy and Mines.
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